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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K/A
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): January 18, 2008
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Commission File Number 000-25375

VIGNETTE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	74-2769415 (IRS Employer Identification No.)
1301 South MoPac Expressway Austin, Texas 78746 (Address of Principal Executive Offices, Including Zip Code)

(512) 741-4300
(Registrant's Telephone Number, Including Area Code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Vignette Corporation (the "Company") is amending its Current Report on Form 8-K originally filed on January 24, 2008 in order to provide a more detailed explanation of the compensation changes described therein.

In a meeting held on January 18, 2008 (the "Meeting"), the Compensation Committee (the "Committee") of the Company's Board of Directors of Vignette Corporation approved severance agreement changes for it's senior executives including the following:

    The Company's Chief Executive Officer, Michael A. Aviles,
    The Company's Chief Financial Officer, T. Patrick Kelly,
    The Company's Senior Vice President and General Counsel, Bryce Johnson,
    The Company's Senior Vice President - Worldwide Human Resources, Gayle Wiley

These changes were not made in anticipation of any event, but, instead, were made in order to bring conformity among the severance protection agreements within the senior vice presidents and vice presidents. Any payments made pursuant to these agreements will be made in accordance with the Company's normal payroll procedures subject to certain limitations required by Section 409A of the Internal Revenue Code.

The Committee approved the following severance protection changes for each named executive officer stated above:

Michael Aviles' severance agreement dated February 10, 2006 was amended to increase the amounts of his severance payable upon (i) his termination without cause or resignation for good reason from 12 months of his base salary to 18 months of his base salary and (ii) his resignation following a change of control from 12 months of his base salary to 27 months of his base salary.

T. Patrick Kelly's offer letter dated June 19, 2006 was amended to increase the amounts of his severance payable upon (i) his termination without cause or resignation for good reason from 12 months of his base salary to 12 months of his base salary plus an additional amount equal to the executive performance bonus paid to him over the 12 months immediately preceding his termination or resignation and (ii) his resignation following a change of control from 12 months of his base salary to 18 months of his base salary plus the executive performance bonus amount described in (i).

Bryce Johnson's offer letter dated October 25, 2000 was amended to provide that, (i) in the event of his termination without Cause or resignation for Good Reason, he will receive severance payments equal to 12 months of his base salary plus an additional amount equal to the executive performance bonus paid to him over the 12 months immediately preceding his termination or resignation and (ii) in the event of his termination without Cause or resignation for Good Reason resulting from and within 18 months of a Change of Control, he will receive severance payments equal to 18 months of his base salary plus the additional executive performance bonus amount described in (i).

Gayle Wiley's severance agreement dated September 28, 2005 was amended to (i) increase the amount of her severance payable upon her termination without Cause or resignation for Good Reason from 4 months base salary to 12 months base salary plus an additional amount equal to the executive performance bonus paid to her over the 12 months immediately preceding her termination or resignation; (ii) provide that, in the event of her termination without Cause or resignation for Good Reason resulting from and within 18 months of a Change of Control, she will receive severance payments equal to 18 months of her base salary plus the additional executive performance bonus amount described in (i); and (iii) amend the definitions of "Cause," "Good Reason," and "Change of Control" as described below.

The amendments to Mr. Aviles', Mr. Kelly's and Ms. Wiley's severance agreements did not materially modify the definitions of "Cause," "Good Reason" or "Change of Control" contained in their original severance agreements. The amendment to Mr. Johnson's offer letter contained the following definitions of "Cause," "Good Reason" and "Change of Control," which are substantially similar to the definitions of those terms used in Mr. Aviles', Mr. Kelly's and Ms. Wiley's severance agreements:

"Cause" is defined as termination as a direct result of any of the following events which remains uncured after 15 days from the date of notice of such breach or which cannot by its nature be cured: (a) material misconduct that results in material harm to the business of the Company; (b) material and repeated failure to perform duties reasonably assigned by the CEO or the Board of Directors, which failure is not a result of a disability and results in material harm to the business of the Company, provided, however, that the obligation is not to perform any illegal or unethical duties; or (c) any material breach of the Company's policies, particularly those related to business ethics and compliance or breach of the Proprietary Inventions Agreement.

"Good Reason" is defined as resignation as a direct result of any of the following events: (i) any material breach by the Company of any provision of the aforementioned severance agreement, which breach is not cured within 15 days following written notice of such breach; (ii) a substantial reduction of responsibilities or compensation following the occurrence of a Change of Control (as defined below) of the Company; or (iii) a relocation of the Company's headquarters office of more than 50 miles from its site as of the date of the aforementioned severance agreement.

"Change of Control" is defined as (i) the acquisition of more than 50% of the beneficial ownership interests, or more than 50% of the voting power, of the Company, either directly or indirectly, in one or a series of related transactions, by merger, purchase or otherwise, by any person or group of persons acting in concert (including, without limitation, any one or more individuals, corporations, partnerships, trusts, limited liability companies or other entities); (ii) the disposition or transfer, whether by sale, merger, consolidation, reorganization, recapitalization, redemption, liquidation or any other transaction, of more than 50% by value of the assets of the Company in one or a series of related or unrelated transactions over time.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
VIGNETTE CORPORATION
Dated: January 31, 2008	By:	/s/ Mike Aviles Mike Aviles President and Chief Executive Officer